Exhibit 10.5

DWF CJM/2016677-5

2018

RENT DEPOSIT AGREEMENT

between

ALBA BIOSCIENCE LIMITED

and

ROSLIN ASSETS LIMITED

PROPERTY: 5 James Hamilton Way, Milton Bridge, Penicuik, EH26 0BT (formerly SITE 3, BIO CAMPUS, ROSLIN, MIDLOTHIAN)

DEPOSIT AGREEMENT

between

ROSLIN ASSETS LIMITED, incorporated under the Companies Acts (Registered Number 10893348), and having its Registered Office at Fifth floor Maybrook House, 40 Blackfriars Street, Manchester, M3 2EG, and includes where the context so requires its successors as Landlord under the Lease (“Landlord”)

and

ALBA BIOSCIENCE LIMITED, incorporated under the Companies Acts with Registered Number SC310584 and having their Registered Office at Douglas Building Pentlands Science Park, Bush Loan, Penicuik, Midlothian, EH26 0PL (“Tenant”)

WHEREAS:

(A)	The Landlord is the landlord under the Lease;

(B)	The Tenant is the tenant under the Lease;

(C)	The Landlord has requested, and the Tenant has agreed to lodge with the Landlord, the Deposit which is to be held by the Landlord as security for the due performance by the Tenant of its obligations under the Lease.

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	In this Agreement:

“Business Day” means any day other than a Saturday, Sunday or a bank, local or statutory holiday in Edinburgh, Glasgow or London;

“Deposit” means, initially, the sum of THREE MILLION SIX HUNDRED THOUSAND POUNDS (£3,600,000) Sterling or, in the event that TWO MILLION FOUR HUNDRED THOUSAND POUNDS (£2,400,000) of the initial deposit sum is returned to the Tenant in accordance with the terms of Clause 6.1 of this Agreement, the sum of ONE MILLION TWO HUNDRED THOUSAND POUNDS (£1,200,000);

“Deposit Account” means an account in the name of the Landlord in terms of Clause 2 which will be an interest-bearing account only if such an account is generally available in the UK for rent deposits;

“Deposit Fund” means the balance (including any Interest) of the Deposit Account at any given time;

“EBITDA” means, (a) for so long as Quotient Limited remains a guarantor under the Guarantee, the Operating Net Profit (or Loss) of QUOTIENT LIMITED, arising solely from product sales to bona fide third parties (but not any grants or milestone payments) all as specified in the Consolidated Statements of Comprehensive Profit (or Loss) contained in the

Annual Report filed by the said QUOTIENT LIMITED with the United States Securities and Exchange Commission, such Net Profit (or Loss) to include all expenses of QUOTIENT LIMITED (whether related to product sales or otherwise and excluding only interest, tax depreciation and amortisation payments) after having first been adjusted to remove any allowance for “Compensation expense in respect of share options and management equity incentives” (or equivalent expense provided for in any Annual Report filed by the said QUOTIENT LIMITED) or, (b) in the event that Quotient Limited ceases to be a guarantor under the Guarantee, then in respect of any such party as shall guarantee the obligations of the Tenant pursuant to the Guarantee or any subsequent or replacement guarantee, the Operating Net Profit (or Loss) of such new or replacement guarantor arising solely from product sales to bona fide third parties (but not any grants or milestone payments) as contained in independently audited accounts, such Operating Net Profit or Loss to include all expenses of the guarantor and excluding only interest, tax depreciation and amortisation payments;

“Guarantee” means the Guarantee by Quotient Limited and Quotient Suisse SA in favour of the Tenant dated on or around the date hereofancillary to the Lease;

“Interest” means any interest accruing on the Deposit Account from time to time;

“Lease” means the lease between Quotient Biocampus Limited and the Tenant dated 14 July 2017 and registered or to be registered in the Land Register of Scotland under Title Number MID192976 and registered in the Books of Council and Session on 26 January 2018 as amended by Minute of Variation of Lease between Quotient Biocampus Limited and the Tenant dated on or around the date hereofand to be registered in the Books of Council and Session;

“Parties” means the Landlord and the Tenant;

“Prescribed Rate” means the rate of interest payable in respect of late payment of rent and other sums due in terms of the Lease;

“Property” means ALL and WHOLE the subjects known as and forming 5 James Hamilton Way, Milton Bridge, Penicuik, EH26 0BT (formerly Site 3, Bio Campus, Roslin, Midlothian) as more particularly described in the Lease;

“Quotient Limited” means QUOTIENT LIMITED, a company incorporated in Jersey with registered number 109886 and having its registered office at PO Box 1075, Elizabeth House, 9 Castle Street, St Helier, Jersey, JE2 3RT

“Term” means the term of the Lease together with any continuation whether by Act of Parliament, tacit relocation or otherwise;

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any tax similar or equivalent to value added tax or performing a similar fiscal function.

1.2	In this Agreement, unless otherwise specified or the context otherwise requires:-

1.2.1	words importing any gender include all other genders;

1.2.2	words importing the singular only include the plural and vice versa;

1.2.3	words importing the whole are to be treated as including reference to any part of the whole;

1.2.4	where at any one time there are two or more persons included in the expression “Tenant”, obligations contained in this Agreement which are expressed to be made by the Tenant are binding jointly and severally on them and their respective executors and representatives whomsoever without the necessity of discussing them in their order;

1.2.5	words importing individuals include corporations and vice versa;

1.2.6	references to this Agreement or to any other document are to be construed as references to this Agreement or to that other document as modified, amended, varied, supplemented, assigned, novated or replaced from time to time;

1.2.7	any reference to a clause, schedule or part of the schedule is to the relevant clause, schedule or part of the schedule of or to this Agreement;

1.2.8	any phrase introduced by the words “including”, “include”, “in particular” or any similar expression is to be construed as illustrative only and is not to be construed as limiting the generality of any preceding words;

1.2.9	any obligation on, or right granted or reserved to, the Landlord may be fulfilled or exercised by managing agents in place of or in addition to the Landlord.

The headings in this Agreement are included for convenience only and are to be ignored in construing this Agreement.

2.	Deposit Account and Deposit Fund

2.1	The Tenant will pay to the Landlord the Deposit and, within five Business Days after receipt, the Landlord will place the Deposit in the Deposit Account to be held, subject to the remaining provisions of this Agreement, throughout the Term.

2.2	In so far as not applied by the Landlord in accordance with the provisions of this Agreement, the Deposit Fund will be held by the Landlord in trust for both the Landlord and the Tenant so that the Landlord have the right to apply the Deposit Fund in accordance with the provisions of this Agreement and the Tenant retains its right to the Interest (in accordance with the provisions of Clause 3.2) and its reversionary interest in the Deposit Fund.

2.3	The Tenant will be required at all times to maintain the Deposit Fund in an amount not less than the Deposit and if:-,

2.3.1	the Landlord withdraws any part of the Deposit Fund in accordance with provisions of this Agreement, or

2.3.2	for any other reason whatsoever, the Deposit Fund becomes less than the Deposit then the Tenant will lodge with the Landlord within five Business Days after written demand such further sum (certified by the Landlord as aftermentioned) as represents the difference between the Deposit Fund and the Deposit at the time in question, failing which interest will run on such sum at the Prescribed Rate from the date of demand until the date of payment.

3.	Interest Earned on Deposit Account

3.1	Interest will beneficially accrue to and be the property of the Tenant and the Tenant will be responsible for accounting for it to HM Revenue & Customs. Without prejudice to the Tenant’s obligation to account to HM Revenue & Customs for the Interest, the Landlord will be entitled to advise HM Revenue & Customs of the name and address of the Tenant and the amount of the Interest.

3.2	The Interest will be left in the Deposit Account and will form part of the Deposit Fund.

3.3	The Tenant will be entitled (but not more frequently than once in any year) by written demand to require the Landlord to uplift from the Deposit Account an amount equal to any Interest and, subject to any deductions required to be made by the Landlord at law, to pay it to the Tenant provided that no such payment will be made if:-

3.3.1	at the date of such demand, the Tenant has not complied with its monetary obligations under the Lease; or

3.3.2	such payment would cause the Deposit Fund to be less than the Deposit.

4.	Provision of Account Details

4.1	On reasonable written request from the Tenant (but not more frequently than once in every year), the Landlord will provide the Tenant with:-

4.1.1	details of the Deposit Account; and

4.1.2	a written statement of the Interest.

4.2	The Landlord will, on payment to the Tenant of the Deposit Fund in accordance with Clause 6, provide the Tenant with a written statement showing all deposits and withdrawals made by the Landlord and all Interest received or remitted by it to the Tenant in accordance with the provisions of this Agreement.

5.	Withdrawals by the Landlord

The Landlord may, at any time, withdraw and pay to themselves from the Deposit Fund:-

5.1	on each occasion that the Tenant fails to pay the rent or other sums (whether or not any formal demand has been made) for which the Tenant is responsible in terms of the Lease or under this Agreement, an amount equal to such rent or other sums due plus any VAT chargeable and interest due on them as provided for in the Lease;

5.2

on each occasion that the Tenant is in breach of any of its obligations under the Lease and such breach has not been remedied within such reasonable time as may be determined by the Landlord (having regard to the nature and extent of the breach) and notified in writing to the Tenant. a sum or sums plus any VAT chargeable on them as will meet or go towards meeting the cost to the Landlord of making good such breach and all loss suffered by the Landlord as a consequence of such breach (including, without prejudice to the foregoing generality, the professional costs properly incurred by the Landlord);

5.3	on the appointment of a liquidator or a receiver or an administrator to the Tenant or the making of a winding-up order or administration order in respect of the Tenant or the making of a voluntary arrangement in respect of the Tenant, the whole of the Deposit Fund; and

5.4	If the Lease is irritated for any reason the whole of the Deposit Fund.

6.	Return of Deposit Fund

The Landlord will pay to the Tenant:

6.1	The sum of TWO MILLION FOUR HUNDRED THOUSAND POUNDS (£2,400,000) of the initial Deposit Fund on the date on which the Tenant has provided to the Landlord audited annual accounts disclosing an EBITDA of TWENTY FIVE MILLION U.S DOLLARS ($25,000,000) (or such sum in a different currency which shall be equivalent thereto) or more for each of the two consecutive financial years of the said Quotient Limited (or of any such party as shall guarantee the obligations of the Tenant pursuant to the Guarantee or any subsequent or replacement guarantee in the event that Quotient Limited ceases to be a guarantor under the Guarantee) immediately preceding the date on which such audited accounts are produced.

6.2	the Deposit Fund within one month after:-

6.2.2	the intimation of any permitted assignation by the Tenant of its interest under the Lease;

6.2.3	the expiry of the Term, provided that the Tenant has then complied with its obligations under the Lease;

6.2.4	the renunciation by the Tenant of its interest under the Lease;

6.2.5	the date on which the Tenant has provided to the Landlord audited annual accounts disclosing an EBITDA of TWENTY FIVE MILLION U.S DOLLARS ($25,000,000) (or such sum in a different currency which shall be equivalent thereto) or more for each of the three consecutive financial years of the said Quotient Limited (or of any such party as shall guarantee the obligations of the Tenant pursuant to the Guarantee or any subsequent or replacement guarantee in the event that Quotient Limited ceases to be a guarantor under the Guarantee) immediately preceding the date on which such audited accounts are produced (declaring that the 2 year period referred to in clause 6.1 of this Agreement and the 3 year period referred to in Clause 6.2.5 of this Agreement may run concurrently).

6.2.6	such earlier date as the Landlord may, in its sole discretion, determine.

6.3

Any dispute or difference between the Landlord and the Tenant in relation to Clauses 6.1 or 6.2.5 may be referred by either party to the decision of an independent expert accountant (“the Accountant”) to be agreed between the parties or in default of agreement to be appointed by the President or other senior office holder for the time being of the Institute of Chartered Accountants in Scotland at the request of either party, and the decision of the Accountant shall be final and binding on the Landlord and the Tenant and the Accountant shall allow the Landlord and the Tenant a reasonable period of time within which to make representations to him. The costs of the Accountant shall be borne as he shall direct, failing which equally between the Landlord and the Tenant.

7.	Landlord’s Remedies

7.1	Any breach by the Tenant of the provisions of this Agreement will constitute a breach of the Tenant’s obligations under the Lease and the Landlord will be entitled to exercise its rights of irritancy and others under the Lease in relation to any such breach of this Agreement and the Landlord’s rights contained in this Agreement will be in addition to, and without prejudice to, its rights and remedies under the Lease.

7.2	The Tenant acknowledges that, subject only to Clause 7, this Agreement and the holding by the Landlord of the Deposit Fund will be a matter entirely separate from the Lease and will not be a defence (whether by way of set-off or otherwise) to any action for payment by the Landlord under the Lease or to any irritancy of the Lease.

8.	Alienation

8.1	If the Landlord disposes of its interest as the Landlord under the Lease, it will:-

8.1.1	assign to the party acquiring such interest the Landlord’s rights and obligations under this Agreement; and

8.1.2	transfer to such party the Deposit Fund.

8.2	The Tenant is not entitled to assign its interest in this Agreement.

9.	Costs

9.1	The Tenant will pay to the Landlord within five Business Days after written demand all bank costs in connection with the operation of the Deposit Account, failing which the Landlord will, without prejudice to its other rights and remedies, be entitled to pay them out of the Deposit Fund.

9.2	Each of the Parties will bear its own costs and expenses in connection with the preparation and completion of this Agreement.

9.3	The Tenant will pay within five Business Days after written demand the costs of registering this Agreement in the Books of Council and Session and obtaining three Extracts (two for the Landlord and one for the Tenant).

10.	Certificate

A certificate or statement signed by any authorised signatory on behalf of the Landlord will be conclusive and binding on the Parties, except in the case of manifest or demonstrable error.

11.	Counterpart

11.1	This Agreement may be executed in any number of counterparts and by each of the parties on separate counterparts.

11.2	Where executed in counterparts:

11.2.1	this Agreement will not take effect until each of the counterparts has been delivered;

11.2.2	each counterpart will be held as undelivered until the partes agree a date on which the counterparts are to be treated as delivered; and

11.2.3	the date of delivery may be inserted in the testing clause of this Agreement in the blank provided for the effective date.

12.	Applicable Law and Jurisdiction

This Agreement is governed by and is to be construed in accordance with the law of Scotland and in so far as not already subject to it, the Parties irrevocably submit to the non-exclusive jurisdiction of the Scottish Courts.

13.	Consent to Registration

The Parties consent to registration of this Agreement and of any certificate or statement under it for preservation and execution: IN WITNESS WHEREOF these presents consisting of this and the 6 preceding pages are executed as follows with an effective date of 23 March 2018

Signed for and on behalf of ROSLIN ASSETS LIMITED

at Manchester on 23rd March 2018

by:

/s/ Andrew Berkeley (Signature)

ANDREW BERKELEY (Full name in CAPITALS)

Director

/s/ Brocha Issler (Signature)

BROCHA ISSLER (Full name in CAPITALS)

Witness

3 Waterpark Road Manchester M7 4EU Secretary	(Full address - witness only)

Signed for and on behalf of ALBA BIOSCIENCE LIMITED

at Penicuik on 23/3/2018

by:

/s/ Roland Boyd (Signature)

ROLAND BOYD (Full name in CAPITALS)

Company Secretary

/s/ Andrew Gordon Robb (Signature)

ANDREW GORDON ROBB (Full name in CAPITALS)

Witness

1 Peacock Avenue (Full address - witness only)

Bonnyrigg